www.nortel.com
Exhibit 99.1

FOR IMMEDIATE RELEASE	November 7, 2006

For more information:

Media Jay Barta 972-685-2381 jbarta@nortel.com	Investors (888) 901-7286 (905) 863-6049 investor@nortel.com
Nortel Reports Results for the Third Quarter 2006
•	Q3 revenues of $2.96 billion, up 17 percent year over year

•	Q3 net loss of $99 million, $0.02 per common share on a diluted basis

•	Q3 cash balance of $2.60 billion

•	Nortel announces a share consolidation on a 1 for 10 basis
TORONTO — Nortel Networks** Corporation [NYSE/TSX: NT] today announced its unaudited financial results for the third quarter of 2006 prepared in accordance with accounting principles generally accepted in the United States. All dollar amounts included are in U.S. dollars.
Third Quarter 2006 Results
Revenues were $2.96 billion for the third quarter of 2006 compared to $2.52 billion for the third quarter of 2005 and $2.74 billion for the second quarter of 2006. The Company reported a net loss in the third quarter of 2006 of $99 million, or $0.02 per common share on a diluted basis, compared to a net loss of $136 million, or $0.03 per common share on a diluted basis, in the third quarter of 2005 and net earnings of $366 million, or $0.08 per common share on a diluted basis, in the second quarter of 2006.
Net loss in the third quarter of 2006 included a benefit of approximately $43 million related to the announced changes to the North American employee benefit plans, a gain of $16 million on the sale of assets, a shareholder litigation expense of $38 million reflecting a mark-to-market adjustment of the share portion of the global class action settlement and special charges of $25 million for restructuring. The net loss in the third quarter of 2005 included special charges of $39 million related to restructuring activities and a net charge of $20 million related to the re-filing of the Company’s tax returns as a result of the financial restatements. Net earnings in the second quarter of 2006 included a shareholder litigation recovery of $510 million reflecting a mark-to-market adjustment of the share portion of the global class action settlement, special charges of $45 million for restructuring and a loss of $10 million on the sale of assets.
“I am pleased with our overall revenue growth and, in particular, in our focus areas of next generation mobility, enterprise and related services, and metro optical. I am also pleased with the 270 basis points operating margin improvement versus the third quarter of 2005. However, we should and will be moving faster. Pricing pressures and the speed at which our revenues are shifting to next generation, early cycle products is increasing our challenge to drive profitability improvements,” said Mike Zafirovski, president and chief executive officer, Nortel. “The management team and I are resolute in achieving a globally competitive cost structure and we are accelerating and enhancing our Business Transformation and Lean Six Sigma programs to close this gap and achieving double digit operating margins in 2008. I believe recent steps of establishing the Microsoft alliance, divesting our UMTS access business, and increasingly shifting resources to lower cost centers are indicative of our resolve.”

Breakdown of Third Quarter 2006 Revenues
Commencing in the third quarter of 2006, the Company’s reportable segments were aligned to reflect previously announced organizational changes. The new reportable segments are Mobility and Converged Core Networks (MCCN), Metro Ethernet Networks (MEN), Enterprise Solutions (ES) and Global Services (GS). For further details, see the attached financial tables.
MCCN revenues were $1,540 million, an increase of 23 percent compared with the year-ago quarter and an increase of 7 percent sequentially. ES revenues were $609 million, an increase of 14 percent compared with the year-ago quarter and an increase of 28 percent sequentially. MEN revenues were $430 million, an increase of 18 percent compared with the year-ago quarter and a decrease of 8 percent sequentially. GS revenues were $316 million, an increase of 4 percent compared with the year-ago quarter and an increase of 2 percent sequentially. Deferred revenues decreased sequentially by $136 million and by $10 million since the beginning of the year. Order input for the quarter was $2.35 billion, essentially flat from $2.36 billion in the third quarter of 2005 and down significantly from the $2.82 billion in the second quarter of 2006, primarily due to the higher than normal volume of CDMA orders received in second quarter. The $2.82 billion of order input in the second quarter of 2006 includes a correction resulting in a reduction of $123 million from the previously announced second quarter order input.
Gross margin
Gross margin was 38 percent of revenue in the third quarter of 2006. This compares to gross margin of 39 percent for the third quarter of 2005 and 39 percent for the second quarter of 2006. Compared to the third quarter of 2005, gross margin was impacted primarily by pricing pressures and unfavourable product mix, which was partially offset by higher sales volumes and a project loss recorded in the third quarter of 2005 related to a wireless contract in India.
Selling, general and administrative (SG&A)
SG&A expenses were $605 million in the third quarter of 2006, compared to $567 million for the third quarter of 2005, and $596 million for the second quarter of 2006. Compared to the third quarter of 2005, SG&A was impacted by the consolidation of the LG-Nortel joint venture and higher costs related to our business transformation initiatives, partially offset by lower restatement related and employee benefit plan costs.
Research and development (R&D)
R&D expenses were $480 million in the third quarter of 2006, compared to $443 million for the third quarter of 2005 and $489 million for the second quarter of 2006. Compared to the third quarter of 2005, R&D was impacted by increased investment in targeted product areas, the impact of the consolidation of the LG-Nortel joint venture, partially offset by lower employee benefit plan costs.
Special Charges
Special charges in the third quarter of 2006 of $25 million included $17 million related to revisions to our prior restructuring plans and $8 million for the restructuring program announced June 27, 2006. The acceleration of the business transformation programs to reduce operating costs and improve operating margins may result in additional restructuring costs, as the programs are launched.
Other income (expense) — net
Other income (expense) — net was net income of $51 million for the third quarter of 2006, which primarily related to investment and other income of $58 million, partially offset by $11 million of litigation costs.
Cash
Cash balance at the end of the third quarter of 2006 was $2.60 billion, up from $1.90 billion at the end of the second quarter of 2006. This increase in cash was primarily driven by cash received upon the closing of the offering of $2 billion aggregate principal amount of senior notes, less cash used of $1.3 billion to repay the $1.3 billion one-year credit facility that was entered into in February 2006, partially offset by a cash outflow from operations of $46 million.

Nine Month 2006 Results
For the first nine months of 2006, revenues were $8.08 billion compared to $7.53 billion for the same period in 2005. The Company reported net earnings for the first nine months of 2006 of $100 million, or $0.02 per common share on a diluted basis, compared to a net loss of $273 million, or[($0.06) per common share on a diluted basis, for the same period in 2005.
Net earnings in the first nine months of 2006 included a shareholder litigation recovery of $453 million reflecting mark-to-market adjustments of the share portion of the global class action settlement, special charges of $75 million related to restructuring activities, a benefit of approximately $43 million related to the announced changes to the North American employee benefit plans and a benefit of $41 million related to the sale of assets. The first nine months of 2005 results included special charges of $145 million related to restructuring activities and $36 million of costs related to the sale of businesses and assets.
Outlook (a)
Commenting on the Company’s financial expectations, Peter Currie, executive vice president and chief financial officer, Nortel, said, “For the fourth quarter of 2006, we expect revenue growth in the mid to high single digits compared to the fourth quarter of 2005, gross margin to be between 38 and 39 as a percentage of revenue and spending to be approximately flat compared to the fourth quarter of 2005. Based on this fourth quarter outlook, we now expect mid to high single digit revenue growth for the full year 2006 compared to 2005, full year gross margin to be between 38 and 39 as a percentage of revenue, and we continue to expect operating expenses to be flat to up slightly from 2005.”
(a) The Company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.
Other
Share Consolidation
Nortel today also announced the planned consolidation of the Company’s common shares as approved at the Company’s annual and special meeting of shareholders held on June 29, 2006. The consolidation is expected to be effective on December 1, 2006 at a ratio of one consolidated share for every 10 pre-consolidation shares as approved by the Company’s board of directors. The consolidation is expected to increase investors’ visibility into the Company’s profitability on a per share basis, reduce share transaction fees for investors and certain administrative costs for Nortel, and broaden interest to institutional investors and investment funds.
“True shareholder value will be driven by ongoing progress and Company performance, but this step helps create a better foundation on which to build,” said Peter Currie, Nortel’s executive vice president and chief financial officer.
Registered shareholders of the Company will receive a letter of transmittal containing instructions by mail on how to obtain a new share certificate representing their consolidated common shares. This information is also available on the Company website, www.nortel.com.
Upon implementation of the consolidation, the Company’s 4.25 percent convertible senior notes due September 1, 2008 will be convertible by holders into common shares of Nortel Networks Corporation at a new conversion price of $100 per common share.
Recent Business Highlights
Revenue Momentum
Nortel continues to secure contracts with some of the most respected companies around the world. Recently, the New York Times Company selected Nortel to build and maintain a state-of-the-art IP network for its new headquarters which will open in the Spring 2007. Nortel’s enterprise IP solutions will be used to provide a range of personalized communications for guests at the new Westin Beijing Financial Street; equip reporters at The Telegraph Group, a major British media organization, with anytime, anywhere communications for video-streaming and multimedia; and allow editors, analysts and business staff at The Economist Group’s second London office to communicate more effectively. Spectators to Montreal Canadiens’ hockey games at the Bell Centre will spend less time in line-ups and more time cheering on their favorite team once the entertainment complex goes wireless with a Nortel secure wireless network. And Nortel Government Solutions was chosen to operate and maintain digital courtroom systems for the Nuclear Regulatory Commission.

Following the Verizon and KTF contracts announced in July, Nortel demonstrated momentum across its wireless portfolio. Embratel selected Nortel for the expansion of wireless services in Brazil, further extending the company’s #2 position in CDMA, and Craig Wireless will use Nortel technology to launch the first WiMAX commercial network in Greece. In addition, Nortel reinforced its GSM-R leadership position, announcing contracts spanning three continents. Nortel’s solutions will improve safety and efficiency for Indian Railways; implement African Railway’s first digital wireless system; and provide communications for Spain’s first international high speed railway line.
Nortel also demonstrated momentum for its Metro Ethernet Networks business which was formed in the third quarter. Nortel will deploy a Carrier Ethernet solution for Shanghai Telecom, enabling them to provide customers in China’s largest city high-bandwidth, business-critical voice, data and video applications. In addition, Nortel continues to gain traction with the optical Multiservice Edge (OME) 6500, announcing wins with COLT, Golden Telecom, and Southern Cross. The OME portfolio continues to play a pivotal role helping networks evolve to support the high bandwidth data services of today and video services of tomorrow.
Carrier VoIP contracts in the third quarter spanned the globe, including both Swisscom and Sunrise, leading Swiss telecommunications companies; Videotron, Quebec’s leading cable operator; U.S. telecommunications providers Golden West Telecom and Venture Communications Cooperative; and KVH Co. Ltd, a leading provider of business communication and managed IT services in Asia Pacific. In addition, Nortel has also been selected to deliver new VoIP entertainment and broadband services for the COMCOR group of companies in Moscow.
Nortel also announced a series of customer wins for its Secure Router portfolio, which is based on its acquisition of Tasman Networks. Hanson Professional Services, Inc., Austin Cancer Centers and Superior Community Credit Union are using Nortel’s Secure Routers as a low-cost, high performance solution for secure converged communications.
Partnerships
LG-Nortel, the LG Electronics and Nortel Joint Venture, launched ARIA SOHO, a smart communications system to help boost employee productivity, streamline business operations and enhance customer service. Its simplicity and ease of use is expected to be of particular appeal to SMB and home office users.
Nortel announced a joint collaboration with Runcom to develop new technologies that will enable the development of new, WiMAX-enabled devices, delivering media-rich content to mobile users. Through Nortel’s leadership in 4G and Runcom’s developments in Mobile WiMAX chipset technologies, the two will collaborate to provide technologies and products that overcome transmission interruptions and delays that may disrupt new high-bandwidth applications.
Nortel is teaming up with Broadstream Communications, the industry leader in IPTV content transport and management services, to provide a complete IPTV solution that now includes both video infrastructure and television programming. Nortel is also collaborating with TELUS to create a unique communications and entertainment experience for TELUS’ customers as part of their Future Friendly Home initiative.
Leading Next Generation Solutions
Looking forward, Nortel is dramatically rewriting the economics of wireless networking with the introduction of its Mobile WiMAX portfolio. Nortel unveiled a new demonstration of real-time, multimedia IPTV and IMS services over a live high-speed, 4G WiMAX network. Nortel also announced plans to launch a mobile WiMAX field trial based on Nortel 4G technology in Moscow for Golden Telecom. Nortel’s WiMAX solutions are being trialed with carriers in Asia, Europe and the Americas — and have been deployed by Netago Wireless with the Special Areas Board of Alberta in Canada and by Craig Wireless in Greece.
In third quarter, Nortel also began volume shipment of EV-DO Rev. A, a next-generation technology that increases the uplink capacity of wireless networks.
Takamatsu City Shopping Arcade, the longest covered shopping mall in Japan, is trialing Nortel wireless mesh technology to provide mobile Internet access, VoIP and smart card transactions for businesses and customers.

Business Strategy Momentum
Nortel signed a non-binding Memorandum of Understanding in the third quarter to sell its UMTS access business to Alcatel. This move will enable Nortel to simplify its business and strategically focus its investments for leadership in key markets while ensuring customers’ UMTS access requirements will continue to be met.
Nortel made progress on its revenue stimulation strategy by enhancing its go-to-market plan for the small and medium business (SMB) market. Building on the July 2006 announcement of expanded value-added distributor agreements in North America, Nortel introduced new SMB initiatives to better support current SMB resellers, broaden the channel base and evolve SMB customers. In addition, it launched a program focused on accelerating the recruitment and development of new, qualified European SMB resellers.
Also in the third quarter, Nortel introduced a new operational model for its Global Services business unit, to better focus on global business development, drive vertical market solutions, and expand its services partner ecosystem. Nortel is also investing in the evolution of its services tools and core processes using a Lean Six Sigma approach. Regionally, Nortel strengthened services delivery by establishing local accountability for skills development and acquisition, sales effectiveness, and customer satisfaction. This is expected to make Nortel more nimble in responding to the needs of global enterprise customers like London-based Rolls-Royce and service providers like India’s Bharti Airtel Limited, each of which recently signed long-term managed services agreements with Nortel.
In July, Nortel announced part of its strategy to drive new growth for the business — a strategic alliance with Microsoft. The agreement spans technology, marketing and business — and includes joint product development, solutions and systems integration, and go-to-market initiatives for Unified Communications.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Our next-generation technologies, for both service providers and enterprises, span access and core networks, support multimedia and business-critical applications, and help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people with information. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company specific assumptions: no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s restatements of its financial results; Nortel’s prices increasing at or above the rate of price increases for similar products in geographic regions in which Nortel sells its products; increase in sales to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; anticipated growth in sales to enterprise customers, including the full year impact to Nortel’s revenues from its acquisition of PEC Solutions, Inc., (now Nortel Government Solutions Incorporated); improvement in Nortel’s product costs due to favorable supplier pricing substantially offset by higher costs associated with initial customer deployments in emerging markets; cost reductions resulting from the completion of Nortel’s significant financial restatements and 2004 restructuring plan; a moderate increase in costs over 2005 related to investments in the finance organization and remedial measures related to Nortel’s material weaknesses in internal controls; increased employee costs relative to expected cost of living adjustments and employee bonuses offset by a significant reduction in executive recruitment and severance costs incurred in 2005; and the effective execution of Nortel’s strategy. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial guidance including: a modest growth rate in the gross domestic product of global economies in the range of 3.9% which is higher than the growth rate in 2005; global service provider capital expenditures in 2006 reflecting mid to high single digit growth as compared to low double digit growth in 2005; a general increase in demand for broadband access, data traffic and wireless infrastructure and services in emerging markets with the rate of growth in developed markets beginning to slow; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.

Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s restatements and related matters including: Nortel’s most recent restatement and two previous restatements of its financial statements and related events; the negative impact on Nortel and NNL of their most recent restatement and delay in filing their financial statements and related periodic reports; legal judgments, fines, penalties or settlements, or any substantial regulatory fines or other penalties or sanctions, related to the ongoing regulatory and criminal investigations of Nortel in the U.S. and Canada; any significant pending civil litigation actions not encompassed by Nortel’s proposed class action settlement; any substantial cash payment and/or significant dilution of Nortel’s existing equity positions resulting from the approval of its proposed class action settlement; any unsuccessful remediation of Nortel’s material weaknesses in internal control over financial reporting resulting in an inability to report Nortel’s results of operations and financial condition accurately and in a timely manner; the time required to implement Nortel’s remedial measures; Nortel’s inability to access, in its current form, its shelf registration filed with the United States Securities and Exchange Commission (SEC), and Nortel’s below investment grade credit rating and any further adverse effect on its credit rating due to Nortel’s restatements of its financial statements; any adverse affect on Nortel’s business and market price of its publicly traded securities arising from continuing negative publicity related to Nortel’s restatements; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives; any breach by Nortel of the continued listing requirements of the NYSE or TSX causing the NYSE and/or the TSX to commence suspension or delisting procedures; (ii) risks and uncertainties relating to Nortel’s business including: yearly and quarterly fluctuations of Nortel’s operating results; reduced demand and pricing pressures for its products due to global economic conditions, significant competition, competitive pricing practice, cautious capital spending by customers, increased industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; the sufficiency of recently announced restructuring actions, including the potential for higher actual costs to be incurred in connection with these restructuring actions compared to the estimated costs of such actions and the ability to achieve the targeted cost savings and reductions of Nortel’s unfunded pension liability deficit; any material and adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong or because of certain barriers in its efforts to expand internationally; any reduction in Nortel’s operating results and any related volatility in the market price of its publicly traded securities arising from any decline in its gross margin, or fluctuations in foreign currency exchange rates; any negative developments associated with Nortel’s supply contract and contract manufacturing agreements including as a result of using a sole supplier for key optical networking solutions components, and any defects or errors in Nortel’s current or planned products; any negative impact to Nortel of its failure to achieve its business transformation objectives, including completion of the sale of its UMTS access business to Alcatel; additional valuation allowances for all or a portion of its deferred tax assets; Nortel’s failure to protect its intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; changes in regulation of the Internet and/or other aspects of the industry; Nortel’s failure to successfully operate or integrate its strategic acquisitions, or failure to consummate or succeed with its strategic alliances; any negative effect of Nortel’s failure to evolve adequately its financial and managerial control and reporting systems and processes, manage and grow its business, or create an effective risk management strategy; and (iii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: the impact of Nortel’s most recent restatement and two previous restatements of its financial statements; any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of support facility covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues and the provisions of its support facility; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and further declines in the market price of Nortel’s publicly traded securities, or the planned share consolidation resulting in a lower total market capitalization or adverse effect on the liquidity of Nortel’s common shares. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K/A, Quarterly Report on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
**Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.
Nortel will host a teleconference/audio webcast to discuss Third Quarter 2006 Results.
TIME: 8:00 AM — 9:00 AM EDT on Tuesday, November 7th, 2006
To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	1-888-211-4395	http://www.nortel.com/q3earnings2006
International:	1-416-620-2417

Replay:
(Available one hour after the conference call)
North America:	1-800-383-0935	Passcode: 21307163#
International:	1-402-530-5545	Passcode: 21307163#
Webcast:	http://www.nortel.com/q3earnings2006

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Operations (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Nine months ended
	September 30,		September 30,	September 30,	September 30,
	2006	June 30, 2006	2005	2006	2005
			As restated		As restated
Revenues:
Products	$2,640	$2,421	$2,193	$7,141	$6,684
Services	315	323	325	940	842

Total revenues	2,955	2,744	2,518	8,081	7,526

Cost of Revenues:
Products	1,646	1,502	1,350	4,453	3,941
Services	184	176	190	529	461

Total cost of revenues	1,830	1,678	1,540	4,982	4,402

Gross profit	1,125	1,066	978	3,099	3,124

Selling, general and administrative expense	605	596	567	1,796	1,733
Research and development expense	480	489	443	1,447	1,405
Amortization of intangibles	8	6	7	19	11
In-process research and development expense	—	16	—	16	—
Special charges	25	45	39	75	145
(Gain) loss on sale of businesses and assets	(16)	10	3	(41)	36
Shareholder litigation settlement (recovery)	38	(510)	—	(453)	—

Operating earnings (loss)	(15)	414	(81)	240	(206)

Other income — net	51	51	53	171	181
Interest expense
Long-term debt	(85)	(59)	(54)	(190)	(155)
Other	(20)	(11)	(3)	(55)	(7)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(69)	395	(85)	166	(187)
Income tax expense	(9)	(27)	(39)	(59)	(46)

	(78)	368	(124)	107	(233)
Minority interests — net of tax	(19)	1	(15)	(9)	(46)
Equity in net earnings (loss) of associated companies — net of tax	(2)	(3)	1	(7)	3

Net earnings (loss) from continuing operations	(99)	366	(138)	91	(276)
Net earnings (loss) from discontinued operations — net of tax	—	—	2	—	3

Net earnings (loss) before cumulative effect of accounting change	(99)	366	(136)	91	(273)
Cumulative effect of accounting change — net of tax	—	—	—	9	—

Net earnings (loss)	$(99)	$366	$(136)	$100	$(273)

Average shares outstanding (millions) — Basic	4,339	4,339	4,339	4,339	4,338
Average shares outstanding (millions) — Diluted	4,339	4,340	4,339	4,340	4,338

Basic and diluted earnings (loss) per common share
- from continuing operations	$(0.02)	$0.08	$(0.03)	$0.02	$(0.06)
- from discontinued operations	0.00	0.00	0.00	0.00	0.00

Basic earnings (loss) per common share	$(0.02)	$0.08	$(0.03)	$0.02	$(0.06)

NORTEL NETWORKS CORPORATION
Condensed Consolidated Balance Sheets (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except for share amounts)

	September 30, 2006	June 30, 2006	December 31, 2005

ASSETS
Current assets
Cash and cash equivalents	$2,600	$1,904	$2,951
Restricted cash and cash equivalents	628	646	77
Accounts receivable — net	2,804	2,785	2,862
Inventories — net	1,834	2,035	1,804
Deferred income taxes — net	405	348	377
Other current assets	755	833	796

Total current assets	9,026	8,551	8,867

Investments	211	209	244
Plant and equipment — net	1,559	1,574	1,564
Goodwill	2,589	2,588	2,592
Intangible assets — net	184	205	172
Deferred income taxes — net	3,651	3,728	3,629
Other assets	979	971	1,044

Total assets	$18,199	$17,826	$18,112

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$949	$1,065	$1,180
Payroll and benefit-related liabilities	793	861	801
Contractual liabilities	233	258	346
Restructuring liabilities	93	111	95
Other accrued liabilities	4,356	4,517	4,200
Long-term debt due within one year	18	18	1,446

Total current liabilities	6,442	6,830	8,068

Long-term debt	4,446	3,752	2,439
Deferred income taxes — net	107	107	104
Other liabilities	5,147	5,238	5,935

Total liabilities	16,142	15,927	16,546

Minority interests in subsidiary companies	742	738	780

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited;
Issued and outstanding shares: 4,339,356,226 as of September 30, 2006, 4,339,368,770 as of June 30, 2006 and 4,339,162,932 as of December 31, 2005	33,936	33,932	33,932
Additional paid-in capital	3,352	3,326	3,281
Accumulated deficit	(35,425)	(35,326)	(35,525)
Accumulated other comprehensive loss	(548)	(771)	(902)

Total shareholders’ equity	1,315	1,161	786

Total liabilities and shareholders’ equity	$18,199	$17,826	$18,112

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Cash Flows (unaudited)
(U.S. GAAP; Millions of U.S. dollars)

	Three months ended			Nine months Ended
	September 30,		September 30,	September 30,	September 30,
	2006	June 30, 2006	2005	2006	2005
			As restated		As restated

Cash flows from (used in) operating activities
Net earnings (loss)	$(99)	6	$(136)	$100	$(273)
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities from continuing operations, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	86	76	73	222	233
Non-cash portion of shareholder litigation settlement expense (recovery)	38	(510)	—	(453)	—
Non-cash portion of special charges and related asset write downs	12	—	1	12	3
Non-cash portion of in-process research and development expense	—	16	—	16	—
Equity in net (earnings) loss of associated companies	2	3	(1)	7	(3)
Stock option compensation	30	28	22	83	58
Deferred income taxes	20	38	44	74	56
Cumulative effect of accounting change	—	—	—	(9)	—
Net (earnings) loss from discontinued operations	—	—	(2)	—	(3)
Other liabilities	81	86	75	240	256
(Gain) loss on sale or write down of investments, businesses and assets	(9)	8	3	(35)	20
Other — net	40	183	70	326	(7)
Change in operating assets and liabilities	(247)	(402)	(293)	(911)	(637)

Net cash from (used in) operating activities of continuing operations	(46)	(108)	(144)	(328)	(297)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(83)	(78)	(52)	(260)	(176)
Proceeds on disposals of plant and equipment	36	2	—	125	10
Restricted cash and cash equivalents — net	21	(570)	—	(546)	9
Acquisitions of investments and businesses — net of cash acquired	(9)	(4)	(1)	(134)	(449)
Proceeds on sale of investments and businesses	88	81	141	199	308

Net cash from (used in) investing activities of continuing operations	53	(569)	88	(616)	(298)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(15)	(13)	(9)	(46)	(33)
Increase in notes payable	61	23	21	88	59
Decrease in notes payable	(18)	(9)	(18)	(30)	(64)
Proceeds from issuance of long-term debt	2,000	—	—	3,300	—
Repayment of long-term debt	(1,300)	(150)	—	(2,725)	—
Debt issuance cost	(42)	—	—	(42)	—
Decrease in capital leases payable	(3)	(4)	(3)	(12)	(8)
Issuance of common shares	—	—	3	1	4

Net cash from (used in) financing activities of continuing operations	683	(153)	(6)	534	(42)

Effect of foreign exchange rate changes on cash and cash equivalents	6	39	(1)	59	(86)

Net cash from (used in) continuing operations	696	(791)	(63)	(351)	(723)
Net cash from (used in) operating activities of discontinued operations	—	—	—	—	34

Net increase (decrease) in cash and cash equivalents	696	(791)	(63)	(351)	(689)
Cash and cash equivalents at beginning of period	1,904	2,695	3,059	2,951	3,685

Cash and cash equivalents at end of period	$2,600	$1,904	$2,996	$2,600	$2,996

NORTEL NETWORKS CORPORATION
Consolidated Financial Information (unaudited)
(U.S. GAAP; Millions of U.S. dollars)
Segmented revenues
The following table summarizes our revenue by reportable segment for:

	Three months ended			Nine months ended
	September 30,		September 30,	September 30,	September 30,
	2006	June 30, 2006	2005	2006	2005
			As restated		As restated

Revenues

Mobility and Converged Core Networks	$1,540	$1,433	$1,251	$4,255	$3,953
Enterprise Solutions	609	475	534	1,523	1,608
Metro Ethernet Networks	430	465	363	1,201	998
Global Services	316	309	305	916	883

Total reportable segments	2,895	2,682	2,453	7,895	7,442
Other	60	62	65	186	84

Total revenues	$2,955	$2,744	$2,518	$8,081	$7,526

Geographic revenues
The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended			Nine months ended
	September 30,		September 30,	September 30,	September 30,
	2006	June 30, 2006	2005	2006	2005
			As restated		As restated

Revenues

United States	$1,311	$1,114	$1,254	$3,557	$3,846
EMEA (a)	809	894	618	2,334	1,956
Canada	224	139	160	522	438
Asia	474	449	312	1,224	861
CALA (b)	137	148	174	444	425

Total revenues	$2,955	$2,744	$2,518	$8,081	$7,526

(a)	Europe, Middle East and Africa

(b)	Caribbean and Latin America
Network Solutions revenues
The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended			Nine months ended
	September 30,		September 30,	September 30,	September 30,
	2006	June 30, 2006	2005	2006	2005
			As restated		As restated

Revenues

Mobility and Converged Core Networks
CDMA solutions	$704	$542	$514	$1,722	$1,606
GSM and UMTS solutions	563	664	522	1,796	1,704
Circuit and packet voice solutions	273	227	215	737	643

	1,540	1,433	1,251	4,255	3,953

Enterprise Solutions
Circuit and packet voice solutions	430	321	357	1,054	1,122
Data networking and security solutions	179	154	177	469	486

	609	475	534	1,523	1,608

Metro Ethernet Networks
Optical networking solutions	312	295	259	828	709
Data networking and security solutions	118	170	104	373	289

	430	465	363	1,201	998

Global Services	316	309	305	916	883
Other	60	62	65	186	84

Total revenues	$2,955	$2,744	$2,518	$8,081	$7,526

NORTEL NETWORKS CORPORATION
Consolidated Financial Information (unaudited)
(U.S. GAAP; Millions of U.S. dollars)
Segmented revenues
The following table summarizes our historical revenue reflecting the new reportable segments:

	Three months ended
	2005				2006
	March 31	June 30	September 30	December 31	March 31	June 30	September 30
	As restated	As restated	As restated

Revenues

Mobility and Converged Core Networks
CDMA solutions	$505	$587	$514	$577	$476	$542	$704
GSM and UMTS solutions	673	509	522	884	569	664	563
Circuit and packet voice solutions	191	237	215	255	237	227	273

	1,369	1,333	1,251	1,716	1,282	1,433	1,540

Enterprise Solutions
Circuit and packet voice solutions	308	457	357	355	303	321	430
Data networking and security solutions	157	152	177	147	136	154	179

	465	609	534	502	439	475	609

Metro Ethernet Networks
Optical networking solutions	198	252	259	309	221	295	312
Data networking and security solutions	91	94	104	120	85	170	118

	289	346	363	429	306	465	430

Global Services	265	313	305	287	291	309	316
Other	1	18	65	63	64	62	60

Total revenues	$2,389	$2,619	$2,518	$2,997	$2,382	$2,744	$2,955

MCCN provides mobility networking solutions using (i) CDMA solutions, and GSM and UMTS solutions and (ii) carrier circuit and packet voice solutions. MEN combines our optical networking solutions and the carrier portion of our data networking solutions. ES provides (i) enterprise circuit and packet voice solutions, and (ii) data networking and security solutions, which supply data, voice and multimedia communications solutions to our enterprise customers and software solutions for multi-media messaging, conferencing and call centers. GS provides a broad range of services to address the requirements of our carrier and enterprise customers and is organized into four main service groups; (i) Network implementation services (Network integration, planning, installation, optimization and security services), (ii) Network Support Services (Technical support, hardware maintenance, equipment spares logistics and on-site engineers), (iii) Network managed services (Monitor and manage customer networks and provide a range of network managed service options) and (iv) Network Application Services (Applications development, integration and web services).

Revenue from networking services consisting of planning, engineering and installation are generally bundled with product sales and are not currently included in the revenues of GS.